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CoreLogic Issues Letter to Shareholders

Launches CoreLogicValue.com as Dedicated Information Resource for Shareholders

IRVINE, Calif., September 10, 2020 — CoreLogic® (NYSE: CLGX), a leading global property data and analytics-driven solutions provider, today sent a letter to shareholders detailing CoreLogic’s continuing outperformance, robust 2020 outlook, and strong growth prospects for 2021 and 2022.

In light of Senator and Cannae’s proposal to take control of our Board of Directors by removing and replacing nine directors with their hand-picked nominees, the letter also provides important facts about CoreLogic’s highly qualified Board, which has deep industry experience and expertise with a proven track record of taking decisive action to transform the business and drive shareholder value.

CoreLogic shareholders are encouraged to visit CoreLogicValue.com to read the letter and view more information relevant to the Special Meeting of Shareholders on November 17, 2020.

The text of the letter follows:

September 10, 2020

Dear Fellow Shareholder,

WHY WE SEEK YOUR VOTE AGAINST THE SENATOR/CANNAE PROPOSALS

Since CoreLogic was established as an independent public company 10 years ago, we have successfully transformed our business into the market leader in residential property data and analytics. Today, we are a strategic partner to most of the key industry participants — lenders, insurance carriers, investors, real estate professionals, and state and federal government entities. Since our spin-off, our long-term shareholders have realized significant returns on their investment from share price appreciation of more than 3x1 and over $1.5 billion in capital return.

In recent years, we have invested heavily in the future — building an unmatched “single source of truth” data repository for the US residential housing industry. Our new products and solutions are helping to automate and enhance housing finance, scaling our revenues in non-mortgage verticals and driving efficiency and profit margins to

[1]	Share price appreciation dates range from 6/1/2010 to after-market on 6/25/2020.

record levels. As a scaled market leader, we believe we are uniquely positioned to capitalize on these investments and important market trends to drive substantial further stock price appreciation for the benefit of our shareholders.

Our investments and strong operational execution are delivering clear results. Over the past 12 months, we have achieved record financial results and our momentum is accelerating. Our shareholders are benefiting, and we believe we are poised for an increased trading multiple and higher market valuation. Our first half 2020 results have been exceptional and with further accelerating revenue growth, profit margins and free cash flow2, we expect 2020 will be a record year. Importantly, we expect to continue this strong momentum into 2021 and 2022.

With Cannae’s information advantage from inside knowledge of the industry, Senator/Cannae recognized our momentum and upside opportunity and launched an opportunistic, hostile bid to acquire CoreLogic at an inadequate price in the midst of the COVID-19 pandemic. Our robust outlook, growth trajectory, and conviction in our go-forward plan led our Board to reject Senator and Cannae’s $65 per share acquisition proposal, based on the Board’s unanimous determination that the bid significantly undervalues CoreLogic.

We believe CoreLogic has enormous value-creation potential and that our shareholders deserve to reap the benefits. In light of Senator and Cannae’s plan to take control of your Board by removing and replacing nine of our directors with their hand-picked nominees to advance their inadequate acquisition proposal, we proactively decided to put the issue to our shareholders at a Special Meeting of Shareholders on November 17, 2020.

In order to help you make an informed decision based on real facts, we have created a dedicated website, CoreLogicValue.com, which provides important information about CoreLogic, our growth plans, and the upcoming vote.

You now face a key decision that will shape the future of CoreLogic and the value of your investment. We will ask for your support at this Special Meeting — by voting on the WHITE proxy card against the removal of CoreLogic’s directors — so we can continue to execute on our successful strategy for sustainable growth and substantial immediate and long-term shareholder value creation.

We urge you to carefully review the following as you consider your voting decision.

[2]	For the definition of free cash flow, see “Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures” on page 12.

CORELOGIC IS DELIVERING OUTSTANDING FINANCIAL AND

OPERATIONAL PERFORMANCE THROUGH EXECUTION OF

ITS SUCCESSFUL STRATEGY FOR SUSTAINABLE GROWTH

CoreLogic is the clear market leader in residential property insights that power the housing finance and insurance markets it serves. The upside inherent in CoreLogic’s data-centric business model has been clear as growth rates and margins have expanded significantly and an already robust capital return has further increased. Despite the disruptive impacts of the pandemic, CoreLogic’s outstanding first half 2020 operating and financial results underscore the opportunity for continuing valuation upside.

First Half 2020 Financial and Strategic Highlights:

•	Revenues of $921 million, up 14% YoY[3] with accelerating organic growth rates

•	Operating income of $158 million, up 342% YoY

•	Adjusted EBITDA[4] of $289 million, up 25% YoY

•	Operating income margins of 17.2%, up ~1300 basis points YoY

•	Adjusted EBITDA[4] margins of 31.3%, up ~500 basis points YoY

•	Free cash flow[2] conversion of 71% of adjusted EBITDA[4] for the 12 months ended June 30, 2020 and reduced covenant debt leverage to 2.8x

•	50% increase in our quarterly dividend to $0.33 per common share

•	$1 billion share repurchase program to be completed by 2022, including at least $500 million by the end of 2020

We have increased 2020 financial guidance to 11% year-over-year revenue growth5 and to $580 to $600 million of adjusted EBITDA.4 We have also provided strong guidance for 2021 and 2022 in line with the robust underlying trends in the markets we serve and continued revenue gains.

With favorable demographic trends and historically low interest rates likely to persist for the foreseeable future, new home purchases are increasing. There are also trillions of dollars of existing mortgages at higher interest rates that will drive elevated refinancing volumes during at least the forecast period through 2022.

Cannae’s management, led by Bill Foley, through their executive roles, board seats, and investments in a number of major companies in the housing finance space, are

[3]	Normalizing for COVID-19 impacts and the AMC transformation and exit of noncore technology units.
[4]	For the definition of adjusted EBITDA, see “Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures” on page 12.
[5]	Based on midpoint of guidance ranges; Forecasts exclude impact of planned divestitures of existing businesses.

privy to the rapidly improving dynamics underlying the residential property market and its bright prospects for the foreseeable future. Black Knight, one of several industry entities chaired by Foley, has predicted a potential $6.5 trillion refinancing opportunity6 - equal to 4+ years of backlog based on expected 2020 refinancing levels7 and recently further increased its estimate of refinance candidates. Given the market opportunity and the likely positive impact on our business, our outlook for US mortgage volumes in 2021 and 2022 — which is well within the range of industry forecasts – has significant potential upside.

Record Financial Results + Clear Momentum = High Confidence in the Future:

•	We produced strong organic revenue growth in the first half of 2020, and we expect this momentum to accelerate in the second half of the year.

•	We have already secured over 60% of our 2021 organic revenue growth target of ~5% through contract wins, including four “mega” wins[8] so far this year.

•	~95% of our revenues are recurring and underpinned by long-term customer relationships with exceptionally high renewal rates.

•	2020 financial impacts attributable to COVID-19 of $40 million to $45 million are expected to be reduced in 2021.

•

Non-mortgage revenues are approaching 50% of total revenues. Our highly profitable insurance platform-based solutions continue to deliver accelerating growth with strategic wins expected to turbocharge growth rates in 2021 and beyond. The adoption of our next-generation integrated insurance solutions and national expansion of our OneHome and HomeVisit solutions are expected to further benefit 2021 and future years.

•	Market leadership, secured “mega” wins[8] and share gains in CoreLogic’s mortgage operations underpin high-margin growth and cash flow in 2021 and beyond.

•	We have a proven track record of delivering on guidance — since we began quarterly guidance, we have met or beat adjusted EBITDA guidance in every quarter.

•

We are strategically divesting our lower-margin reseller businesses, which are volume-sensitive and do not possess growth and margin characteristics in line with our strategic plan. Divesting these businesses is expected to increase adjusted

[6]	Black Knight May 2020 Mortgage Monitor, published on 7/6/2020.
[7]	Based on most recent 2020 estimates from Fannie Mae, Freddie Mac, MBA, Moody’s and Zelman available as of 7/20/2020.
[8]	CoreLogic defines “mega” wins as contracts in excess of one year in duration and greater than $10 million in total revenue.

EBITDA margins by ~350 basis points to ~35% (pro forma for planned divestitures) in 2020, and also raise the share of subscription and longer-term revenues to ~55% of CoreLogic’s total revenues.

CORELOGIC IS POISED FOR SIGNIFICANT VALUATION

UPSIDE—BUT YOU WON’T BENEFIT FROM IT UNDER

SENATOR AND CANNAE’S INADEQUATE ACQUISITION

PROPOSAL

Since the time of our spin-off as a stand-alone public company in 2010, we have undertaken a significant transformation that has increased our trading multiple of adjusted EBITDA from ~5-7x post-spin to ~11+x more recently and increased our share price by more than 3x1. We have transformed our business into a data and analytics powerhouse with recurring and diversified revenues, strong cash flows, sustainable growth, and high margins, which we expect to drive an increased trading multiple and additional share price appreciation.

Senator and Cannae continue to falsely claim that our substantial outperformance is an anomaly due to the current strong mortgage market. The fact is that we have a consistent track record of shareholder value creation throughout cycles. Over the 10 years through the end of 2020, we are on track to have delivered:

•	6% Compound Annual Revenue Growth (CAGR)

•	10% adjusted EBITDA[4] CAGR

•	22% adjusted EPS[9] CAGR

•	~900bps adjusted EBITDA[4] margin expansion

•	Over $2.0 billion in capital returned to shareholders[10]

Our momentum is accelerating — across multiple fronts. Our stellar results include significantly increased 2020 guidance, a robust outlook for 2021 and 2022, recurring revenues, strong margins, a 50% dividend increase, and a $1 billion share repurchase commitment by 2022.

CoreLogic’s value-creation engine is built on an integrated and sustainable foundation of market leadership that is positioned to deliver significant upside. The opportunity for our shareholders is clear. Over the near- and medium-term, we expect to deliver:

•	Mid- to high-single-digit revenue growth

[9]	For the definition of adjusted EPS, see “Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures” on page 12.
[10]	Includes $500 million of planned share repurchases during 2H 2020.

•	35%+ adjusted EBITDA[4] margins in 2020 (pro forma for planned divestitures), targeting ~50 bps per year in annual margin expansion going forward

•	~95% recurring revenue

•	~45% non-mortgage revenue in 2021 (pro forma for planned divestitures), moving to 50% over the next several years

•	$1 billion share repurchase, of which at least $500 million is expected to be executed in 2020, $300 million in 2021 and $200 million in 2022

•	Continued new business wins, market share gains and further expansion of our client solutions and new product revenue — across the platform

Regardless of how you look at Senator and Cannae’s acquisition proposal, it undervalues CoreLogic. When they made their hostile proposal, they valued CoreLogic at ~13x our previous FY 2020 guidance issued in February. If you apply that same 13x multiple to our current guidance issued on July 23rd, 2020, our implied stock price would be in the upper $70s, far above Senator and Cannae’s $65 per share acquisition proposal.

The Senator/Cannae proposal also fails to reflect any multiple expansion or any uplift from our new $1 billion capital return commitment — even though our revenue trajectory and margin profile are now consistent with or above other information service providers that trade at higher multiples. We share all of the following characteristics of these information service providers:

•	A resilient business model

•	Leadership positions in large and growing markets

•	Mid- to high-single-digit revenue growth and 35% margins (pro forma for planned divestitures)

•	Long-term customer relationships with exceptionally high renewal rates and recurring revenue

As a result of our strategic transformation, our 2019-2022E revenue growth and EBITDA margins are now above the peer median11, but CoreLogic currently trades at over a 3x discount to the lowest multiple among our information services peers — 14.9x11 — and a ~9x discount to the median multiple of our peers — ~21x11. Importantly, each 1x of multiple expansion equates to additional value of ~$7 per share so the upside potential is substantial.

[11]

Factset as of 9/4; Based on consensus estimates; CLGX 2019 revenue adjusted to exclude impact of previously announced business exits (AMC transformation and exit of non-core units); peers are CoStar, Dun & Bradstreet, Equifax, Experian, Fair Isaac, IHS Markit, RELX, Thomson Reuters, TransUnion, Verisk, and Wolters Kluwer; lowest multiple of 14.9x based on Wolters Kluwer.

We believe these factors merit a significant further expansion in our trading multiple of adjusted EBITDA4 to peer group levels over the forecast period.

Recent high-multiple acquisitions in the sector provide reference points that further support the view that the Senator/Cannae acquisition proposal significantly undervalues CoreLogic. On July 27, Black Knight, part of the Foley/Cannae network, announced an agreement to acquire Optimal Blue, a mortgage data provider, at implied multiples of ~30x 2020E EBITDA and ~15x 2020E revenue12, contradicting Senator and Cannae’s purported concerns about the mortgage sector. On August 6, Intercontinental Exchange announced the acquisition of Ellie Mae at implied multiples of ~23x 2020E EBITDA and ~12x 2020E revenue.13

Even Senator and Cannae must believe that CoreLogic is worth more than $65 per share, given the fact that they bought over 2 million shares on June 26, after making their acquisition proposal public, at prices of more than $68 per share.

We have provided significant transparency and detailed information to all shareholders, including Senator and Cannae, through multi-year projections, margin targets, planned divestitures and capital allocation plans. The math is clear — CoreLogic is worth significantly more than $65 per share. Senator and Cannae can easily refine their views on value based on the significant amount of information we have disclosed publicly.

CANNAE’S LINKS TO THE FOLEY NETWORK OF COMPANIES

PRESENT SERIOUS CONCERNS, INCLUDING RISKS TO

CERTAINTY OF DEAL COMPLETION

CoreLogic’s Board has repeatedly made clear that its focus is on maximizing value for all shareholders. The Senator/Cannae proposal is materially below an appropriate value for our shareholders — and it is also subject to significant completion risk. While Senator and Cannae cavalierly dismiss antitrust risks and competitive concerns, regulators and market participants recognize the significant issues inherent in the Senator/Cannae proposal.

The FTC has issued a subpoena and civil investigative demand to CoreLogic without any prompting by us and has opened an investigation into the potential

[12]	http://public.viavid.com/player/index.php?id=140856
[13]	https://s2.q4cdn.com/154085107/files/doc_presentations/2020/ICE_Ellie-Mae_Transaction_vF2.pdf acquisition of CoreLogic by Senator and Cannae given Bill Foley’s and Cannae’s ownership in and links to several of CoreLogic’s direct competitors. We believe Senator and Cannae have also received FTC subpoenas but have not disclosed them and that the FTC is actively investigating the Senator/Cannae acquisition proposal. We also know Cannae has not yet submitted an HSR filing to acquire CoreLogic.

The “Foley Network”includes numerous public companies, SPACs and private investment firms where Foley exerts significant influence. Based on this web of interests, we believe Foley is well aware of the regulatory risks, especially in light of the unsuccessful recent attempt by a “Foley Network” company to acquire Stewart Information Services — the deal failed after the FTC sued to block the acquisition on competitive grounds. In the aftermath, Stewart’s value was substantially damaged, with its shares losing ~ 20% of their value (in an up market) from announcement in March 2018 to termination of the deal in September 2019.

We believe regulatory concerns may stem from the “Foley Network” and the web of self-dealing and related-party transactions it has engaged in. Such concerns were recently raised by the City of Miami General Employees and Sanitation Employees Retirement Trust in a lawsuit they filed on August 7, 2020 accusing Foley of operating a “veritable spider’s web of inter-related corporate entities” through which he has “skimmed millions of dollars for his own benefit.”14

Senator and Cannae have refused to provide us with equity or debt financing commitments in support of their acquisition proposal – and they appear to understand its weakness in terms of both value and certainty. They launched their proposal during the COVID-19 pandemic on a hostile basis, following stealth accumulation largely through derivatives. They attacked our projections at the same time Black Knight was predicting a buoyant mortgage market for the foreseeable future. Their misstatements and obfuscations are many — see our Fact Sheet for the real facts.

CORELOGIC’S BOARD IS COMPRISED OF HIGHLY QUALIFIED

INDEPENDENT DIRECTORS WITH TRACK RECORDS OF

VALUE CREATION; WE BELIEVE MANY OF THE

SENATOR/CANNAE NOMINEES ARE CONFLICTED AND

UNQUALIFIED

[14]	Feeley, Jef. “Fidelity National’s Chairman Sued Over Buyout of Firm He Controlled.”Bloomberg, August 10, 2020.

CoreLogic’s Board is comprised of highly qualified and industry-leading independent directors with track records of shareholder value creation. Our directors have significant experience in highly relevant areas, including:

•	All 12 directors have real estate, insurance, and/or technology experience

•	9 of 12 directors have financial and/or public company M&A experience

•	7 of 12 directors have private equity/investing experience

•	7 of 12 directors have public company CEO/CFO/COO experience

Our Board has a strong track record of objectively evaluating opportunities to create shareholder value and taking decisive actions to ensure CoreLogic’s continued success in an evolving industry landscape. Since our spin-off in 2010, the Board has overseen numerous transformative and value-driving decisions, including:

•	Implementing long-term strategy resulting in scale and clear market share leadership in all major solutions areas

•

Overseeing our trading multiple of adjusted EBITDA[4] increasing from ~5-7x post-spin to 11x+ more recently and share price appreciation of over 3x — with the potential for further multiple expansion based on where peers trade

•	Executing portfolio optimization through over 25 acquisitions and divestitures

•	Increasing non-mortgage business from less than 10% to 40% of revenues in 2020

•	Implementing significant cost optimization programs to drive margin expansion by over 900 basis points to over 31%

•	Integrating cloud-based technology and digital data platforms

•	Returning over $1.5 billion of capital to shareholders through share repurchases (and committing to a further $1.0 billion repurchase by 2022) and implementing a quarterly dividend

Our Board has thoroughly evaluated the nine nominees Senator and Cannae have put forward. We believe that instead of picking truly independent, unconflicted nominees — directors who would act in the best interests of all CoreLogic shareholders — Senator and Cannae are instead asking CoreLogic shareholders to vote for their hand-picked nominees who would then be in a position to implement Senator and Cannae’s undervalued proposal to acquire CoreLogic.

Our Board has several key areas of concern:

•

We believe the Senator/Cannae nominees are inherently conflicted. Senator and Cannae selected this group of director nominees. It is in their interest (but not in the interest of other CoreLogic shareholders) to acquire CoreLogic at the lowest possible price. How can they expect our shareholders to believe they selected this slate based on their ability to run CoreLogic effectively or sell it for the highest price? If the Senator/Cannae nominees were appointed to the Board, they would be in a position to negotiate an acquisition proposal with Senator and Cannae, the very same entities that nominated and are soliciting votes for them. This would allow Senator and Cannae’s hand-picked nominees to facilitate the acquisition of CoreLogic at a price which your highly qualified and independent Board has determined significantly undervalues CoreLogic, raises serious regulatory concerns, and is not in the best interests of CoreLogic shareholders.

•

The Senator/Cannae nominees lack the breadth and depth of experience that CoreLogic’s current directors possess and is necessary to provide effective oversight of CoreLogic. We believe this group was selected to facilitate a sale, and that they do not have deep knowledge of CoreLogic’s business and therefore would not improve the Board’s ability to continue to develop and oversee strategies to benefit all shareholders. The majority of the Senator/Cannae nominees lack both public company C-suite experience — and all of them lack operating experience in any relevant industries such as real estate, insurance and data analytics. In order to act on behalf of our shareholders, and appropriately evaluate CoreLogic’s strategic alternatives, the Senator/Cannae nominees would need to spend considerable time to obtain the knowledge necessary to understand CoreLogic’s operations and its prospects.

In contrast, CoreLogic’s directors have a deep knowledge of CoreLogic’s business and industry as well as strong track records of successfully evaluating and executing public company M&A transactions. Eight of CoreLogic’s directors have public M&A experience, including at Pinnacle Entertainment, Microsemi, LifeLock and aQuantive representing a combined transaction value of greater than $20 billion. This is a group that knows how to evaluate a potential transaction and sell when it makes sense. The Senator/Cannae nominees, on the other hand, are aligned with a low-value, high-risk proposal detrimental to shareholder interests.

In summary, it is clear to us that the Senator/Cannae nominees have been hand-picked to force a sale to Senator and Cannae, not to maximize value for all shareholders. We believe the Senator/Cannae nominees seeking to gain control of your Board are an extension of Senator and Cannae’s unsolicited acquisition proposal and must be viewed in that context. Senator and Cannae are focused on their own interest and agenda — not the best interests of other CoreLogic shareholders.

PROTECT THE VALUE OF YOUR INVESTMENT —

A VOTE AGAINST REMOVAL OF THE CORELOGIC

DIRECTORS IS IN YOUR BEST INTERESTS

We will soon be providing you with our proxy statement and voting materials. We strongly urge you to vote on the WHITE proxy card against removal of nine highly qualified independent CoreLogic directors.

Thank you for your continued support.

Paul Folino	Frank Martell
Chairman of the Board	President and Chief Executive Officer

Safe Harbor/Forward Looking Statements

Certain statements made in this letter are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to expected financial results, including in the second half of fiscal year 2020 and fiscal years 2021 and 2022, overall mortgage market volumes, market opportunities, stockholder value creation, repurchases of our shares, our strategic plans or growth strategy, and the near and long term consequences of the unsolicited proposal we received from Senator/Cannae on June 26, 2020 (the “Unsolicited Proposal”). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K and Part II, Item 1A of our most recent Quarterly Report on Form 10-Q, as such risk factors may be amended, supplemented, or superseded from time to time by other reports we file with the Securities and Exchange Commission (“SEC”). These risks and uncertainties include but are not limited to: any potential developments related to the Unsolicited Proposal; any impact resulting from COVID-19; our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on our ability to repurchase our shares; changes in prices at which we are able to repurchase our shares; limitations on access to or increase in prices for data from external sources, including government and public record sources; systems interruptions that may impair the delivery of our products and services; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; difficult conditions in the mortgage and consumer lending industries and the economy generally; risks related to the outsourcing of services and international operations; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; impairments in our goodwill or other intangible assets; and our ability to generate sufficient cash to service our debt. The forward-looking statements speak only as of the date they are made. CoreLogic does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

This letter contains certain non-GAAP financial measures, including adjusted EBITDA, adjusted EPS and free cash flows, which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the most directly comparable GAAP financial measure. These non-GAAP measures are not in accordance with, or a substitute for, U.S. GAAP. A reconciliation of non-GAAP measures for historical periods to the most directly comparable GAAP financial measures is included in this letter. CoreLogic believes that its presentation of non-GAAP measures provides useful supplemental information to investors and management regarding CoreLogic’s financial condition and results of operations. Adjusted EBITDA is defined as net income from continuing operations adjusted for interest, taxes, depreciation and amortization, share-based compensation, non-operating gains/losses, and other adjustments. Adjusted EPS is defined as diluted income from continuing operations, net of tax per share, adjusted for share-based compensation, amortization of acquisition-related intangibles, non-operating gains/losses, and other adjustments; and assumes an effective tax rate of 26% for 2020. Free cash flow is defined as net cash provided by continuing operating activities, less capital expenditures for purchases of property and equipment, capitalized data, and other intangible assets. Other firms may calculate non-GAAP measures differently than CoreLogic, which limits comparability between companies. Because the non-GAAP measures for future periods included herein are forward-looking, CoreLogic is not able to provide a reconciliation, without unreasonable efforts, of its forward-looking guidance of adjusted EBITDA and adjusted EPS to the most directly comparable GAAP financial measure due to the unknown effect, timing, and potential significance of special charges or gains that are material to the comparable GAAP financial measure.

Important Additional Information and Where to Find It

On September 4, 2020, in connection with the November 17, 2020 special meeting of shareholders (the “Special Meeting”) called by CoreLogic’s board of directors, CoreLogic filed a preliminary proxy statement (the “Preliminary Special Meeting Proxy Statement”) with the SEC. Prior to the Special Meeting, CoreLogic will furnish a definitive proxy statement to its stockholders (the “Definitive Special Meeting Proxy Statement”), together with a WHITE proxy card. SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY SPECIAL MEETING PROXY STATEMENT AND THE DEFINITIVE SPECIAL MEETING PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), AND ANY OTHER RELEVANT DOCUMENTS THAT CORELOGIC WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the Definitive Special Meeting Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by CoreLogic with the SEC in connection with the Special Meeting at the SEC’s website (http://www.sec.gov), at CoreLogic’s website (https://investor.corelogic.com), or by contacting Innisfree M&A Incorporated by phone toll-free at (877) 750-9498 (from the U.S. and Canada) or +1 (412) 232-3651 (from other locations), or by mail at Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York, 10022.

Participants in the Solicitation

CoreLogic, its directors and certain of its executive officers and other employees will be participants in the solicitation of proxies from shareholders in connection with the Special Meeting. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent (1%) of CoreLogic’s shares, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Preliminary Special Meeting Proxy Statement and will be set forth in the Definitive Special Meeting Proxy Statement and other materials to be filed with the SEC in connection with the Special Meeting. Information relating to the foregoing can also be found in CoreLogic’s definitive proxy statement for its 2020 annual meeting of shareholders (the “2020 Proxy Statement”), filed with the SEC on March 19, 2020. To the extent holdings of CoreLogic’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2020 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Non-GAAP Reconciliation Tables

CoreLogic, Inc.

Reconciliation of Adjusted EBITDA

(Unaudited)

	For the Six Months Ended June 30, 2020
(in thousands)	PIRM	UWS	CORP	ELIM	CoreLogic
Net income/(loss) from continuing operations	$50,024	$174,603	$(131,816)	$—	$92,811
Income taxes	—	—	35,091	—	35,091
Depreciation and amortization	50,061	26,528	16,955	—	93,544
Interest expense/(income), net	830	(15)	34,609	—	35,424
Share-based compensation	3,827	3,778	14,233	—	21,838
Non-operating losses/(gains)	1,878	(2,609)	(2,165)	—	(2,896)
Efficiency investments and other	(6)	934	10,744	—	11,672
Transaction costs	(1,657)	446	1,145	—	(66)
Impairment Loss	—	1,228	—	—	1,228

Adjusted EBITDA	$104,957	$204,893	$(21,204)	$—	$288,646

	For the Six Months Ended June 30, 2019
(in thousands)	PIRM	UWS	CORP	ELIM	CoreLogic
Net income/(loss) from continuing operations	$30,659	$65,812	$(100,262)	$—	$(3,791)
Income taxes	—	—	(14,009)	—	(14,009)
Depreciation and amortization	52,912	28,532	7,236	—	96,325
Interest (income)/expense, net	186	141	19,182	—	37,906
Share-based compensation	3,288	3,257	4,691	—	17,755
Non-operating losses/(gains)	6,490	(194)	13,833	—	20,398
Efficiency investments and other	2,211	5,887	6,518	—	25,605
Transaction costs	3,373	—	194	—	3,555
Impairment loss	—	47,834	—	—	47,834
Amortization of acquired intangibles included in equity in losses of affiliates	154	—	—	—	154
Adjusted EBITDA	$99,273	$152,269	$(19,810)	$—	$231,732

CoreLogic, Inc.

Reconciliation of Adjusted EPS

(Unaudited)

	For the Six Months Ended June 30,
(Diluted income per share)	2020	2019
Net income/(loss) from continuing operations	$1.15	$(0.05)
Share-based compensation	0.27	0.22
Non-operating (gains)/losses	(0.04)	0.25
Efficiency investments and other	0.14	0.31
Impairment loss	0.02	0.59
Transaction costs	—	0.04
Depreciation and amortization of acquired software and intangibles	0.42	0.47
Income tax effect on adjustments	(0.18)	(0.59)

Adjusted EPS	$1.78	$1.24

About CoreLogic

CoreLogic (NYSE: CLGX), the leading provider of property insights and solutions, promotes a healthy housing market and thriving communities. Through its enhanced property data solutions, services and technologies, CoreLogic enables real estate professionals, financial institutions, insurance carriers, government agencies and other housing market participants to help millions of people find, buy and protect their homes. For more information, please visit www.corelogic.com.

CORELOGIC and the CoreLogic logo are trademarks of CoreLogic, Inc. and/or its subsidiaries. All other trademarks are the property of their respective owners.

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Contacts

Investors:

Dan Smith

703-610-5410

danlsmith@corelogic.com

Media:

Sard Verbinnen & Co.

George Sard//Robin Weinberg/Devin Broda

CoreLogic-SVC@SARDVERB.com